                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:   August 31, 1999
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.   1  )*
                                         -----


                           Tier Technologies, Inc.
        -------------------------------------------------------------
                              (Name of Issuer)

                            Class B Common Stock
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 88650Q 10 0
                  -----------------------------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

-----------------------                                  ---------------------
  CUSIP NO. 88650Q 10 0                 13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).
      William G. Barton


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            418,606

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,659,762
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             418,606

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,078,368

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      17.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      IN

------------------------------------------------------------------------------

                               Page 2 of 4 pages

                                 SCHEDULE 13G


Item 1(a) Name of Issuer:
                Tier Technologies, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:
                1350 Treat Boulevard, Suite 250
                Walnut Creek, CA 94596

Item 2(a) Name of Person Filing:
                William G. Barton


Item 2(b) Address of Principal Business Office or, if none, Residence:
                c/o/ Tier Technologies, Inc.
                1350 Treat Boulevard, Ste. 250
                Walnut Creek, CA 94596

Item 2(c) Citizenship:
                United States

Item 2(d) Title of Class of Securities:
                Class B Common Stock

Item 2(e) CUSIP Number:
                88650Q 10 0

Item 3    Not applicable

Item 4    Ownership

          (a) Amount Beneficially Owned:
                2,078,368

          (b) Percent of Class
                17.0%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote:
                        418,606

              ii)  shared power to vote or to direct the vote:
                        1,659,762

              iii) sole power to dispose or to direct the disposition of:
                        418,606

              iv)  shared power to dispose or to direct the disposition of
                        None

Item 5    Ownership of Five Percent or Less of a Class:
                Not applicable

Item 6    Ownership of More than Five Percent on Behalf of Another Person:
                Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
                Not applicable

Item 8    Identification and Classification of Members of the Group:
                Not applicable

Item 9    Notice of Dissolution of the Group:
                Not applicable

Item 10   Certification
                Not applicable


                                   Signature

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 1999
                                        --------------------------------------


                                        /s/ William G. Barton
                                        --------------------------------------
                                                 Signature

                                        President and Chief Technology Officer
                                        --------------------------------------
                                                      Name/Title

                                  Page 4 of 4